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                                                                   Exhibit 10.11

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                            STOCK PURCHASE AGREEMENT

                                 By and Between



                              HMI INDUSTRIES INC.


                                      and


                               RHONE CAPITAL LLC





                            ------------------------




                                     Dated

                               December 17, 1997


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

                            STOCK PURCHASE AGREEMENT

                               Table of Contents

                                                                      Page
                                                                      ----

ARTICLE I    PURCHASE AND SALE OF SHARES
   1.1     Sale and Purchase of Shares ................................    1
   1.2     Purchase Price .............................................    2
   1.3     Closing ....................................................    4

ARTICLE II   POST-CLOSING ADJUSTMENTS
   2.1     Adjustment of Purchase Price ..............................     4

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF SELLER
   3.1     Organization, Standing and Authority of Seller ............     8
   3.2     Authorization .............................................     8
   3.3     No Violations, No Conflict ................................     9
   3.4     Consents ..................................................     9
   3.5     Certificate of Incorporation, By-Laws and Regulations .....    10
   3.6     Outstanding Shares ........................................    11
   3.7     Ownership of Shares .......................................    11
   3.8     Authorized Shares .........................................    11
   3.9     Financial Statements ......................................    11
   3.10    Title to Assets ...........................................    12
   3.11    Intellectual Property .....................................    13
   3.12    Real Property .............................................    13
   3.13    Contracts .................................................    14
   3.14    Accounts Receivable .......................................    15
   3.15    Inventory .................................................    16
   3.16    Litigation and Compliance with Laws .......................    16
   3.17    Defaults and Permits ......................................    18
   3.18    Insurance .................................................    19
   3.19    Environmental Matters .....................................    19
   3.20    Employee Benefit Plans ....................................    20
   3.21    Employee Matters ..........................................    23
   3.22    Taxes and Returns .........................................    23
   3.23    Absence of Material Changes ...............................    24
   3.24    Broker's Commission or Finder's Fees ......................    26
   3.25    Vendors and Customers .....................................    26
   3.26    Accounts Payable ..........................................    27
   3.27    Affiliate Transactions ....................................    27
   3.28    Knowledge .................................................    27
   3.29    Disclosure ................................................    28
   3.30    Information in Proxy Statement ............................    28

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                                      - i -

ARTICLE IV   REPRESENTATIONS AND WARRANTIES OF BUYER
   4.1     Organization, Standing and Authority of Buyer ..............   28
   4.2     Authorization ..............................................   29
   4.3     No Conflict, No Violation ..................................   29
   4.4     Consents ...................................................   30
   4.5     Litigation .................................................   30
   4.6     Investment Intent ..........................................   31
   4.7     Financing ..................................................   31
   4.8     No Dealing with Affiliates .................................   31
   4.9     Broker's Commission or Finder's Fees .......................   31
   4.10    Information in Proxy Statement .............................   32

ARTICLE V    ADDITIONAL AGREEMENTS OF THE PARTIES
   5.1     Ordinary Course ............................................   32
   5.2     Access and Confidentiality .................................   34
   5.3     Preservation of and Access to Records ......................   35
   5.4     Regulatory and Other Authorizations ........................   36
   5.5     Further Assurances .........................................   36
   5.6     Agreements with Respect to Insurance .......................   36
   5.7     Employee and Employee Benefit Matters ......................   37
   5.8     Accounts Receivable and Inventory ..........................   39
   5.9     Other Offers ...............................................   40
   5.10    Restrictive Covenants ......................................   41
   5.11    Shareholder Approval; Proxy Statement ......................   41
   5.12    Proposed Liquidation, Distribution, Etc ....................   41
   5.13    Payment to Profit Sharing Plan .............................   42
   5.14    Supplements to Schedules ...................................   42

ARTICLE VI   CONDITIONS TO CLOSING
   6.1     Seller's Conditions to Close ...............................   43
   6.2     Buyer's Conditions to Close ................................   44


ARTICLE VII  THE CLOSING
   7.1     Seller's Deliveries ........................................   46
   7.2     Buyer's Deliveries .........................................   47


ARTICLE VIII INDEMNIFICATION
   8.1     Indemnification by Buyer ...................................   48
   8.2     Indemnification by Seller ..................................   49
   8.3     Limitation on Indemnity ....................................   50
   8.4     Indemnification Procedures .................................   51
   8.5     Environmental Matters ......................................   53

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

ARTICLE IX   TAXES
   9.1    Apportionment and Indemnification .......................    57
   9.2    Filing of Tax Returns ...................................    59
   9.3    Section 338(h)(l0) Election .............................    60

ARTICLE X    TERMINATION
   10.1   Termination .............................................    61
   10.2   Effect of Termination ...................................    61

ARTICLE XI   MISCELLANEOUS
  11.1    Expenses ................................................    62
  11.2    Public Disclosure .......................................    62
  11.3    Survival ................................................    62
  11.4    Governing Law ...........................................    62
  11.5    Notices .................................................    62
  11.6    Assignment ..............................................    64
  11.7    Section Headings ........................................    64
  11.8    Counterparts ............................................    64
  11.9    Amendment ...............................................    64
  11.10   Waiver ..................................................    64
  11.11   Miscellaneous ...........................................    65

SCHEDULES

EXHIBIT A - ESCROW AGREEMENT

ANNEX A - FORM OF OPINION OF COUNSEL TO SELLER

ANNEX B - FORM OF OPINION OF COUNSEL TO BUYER


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                            STOCK PURCHASE AGREEMENT


         This Stock Purchase Agreement (the "Agreement") is made as of December 17, 1997, by and between HMI Industries Inc., a Delaware corporation ("Seller"), and Rhone Capital LLC, a Delaware limited liability company, and together with its assigns, collectively, "Buyer").

         Seller owns all of the issued and outstanding shares of common stock (the "Shares") of Bliss Manufacturing Company, an Ohio corporation (the "Company"). Subject to the terms and conditions stated herein, Seller wishes to sell and Buyer wishes to purchase from Seller all of the Shares of the Company owned by Seller which constitute 100% of the issued and outstanding shares of the capital stock of the Company. The term "Business" shall mean the business and operations conducted by the Company and Newton Falls Holding Company, a Delaware corporation ("Sub").

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto hereby agree as follows:



                                   ARTICLE I

                          PURCHASE AND SALE OF SHARES

         1.1 SALE AND PURCHASE OF SHARES. On the terms and subject to the conditions herein expressed and based on the representations, warranties, covenants and agreements contained herein, Seller agrees to sell, assign, transfer and convey to Buyer, and Buyer agrees to purchase, acquire and accept from Seller at the Closing, as that term is hereinafter defined, all of Seller's right, title and interest in and to the Shares.

         1.2 PURCHASE PRICE. (a) In consideration for the sale and transfer of the Shares described in Section 1.1 above, at the Closing, Buyer shall deliver (D to Seller an amount equal to $30,500,000 by wire transfer of immediately available funds to Seller's account at Star Bank, N.A. and (b) to The Chase Manhattan Bank or such other escrow agent reasonably agreeable to the parties (the "Escrow Agent"), under an Escrow Agreement substantially in the form attached hereto as EXHIBIT A (the "Escrow Agreement"), $1,000,000 (the "Escrow") by wire transfer of immediately available funds to an interest bearing account specified by the Escrow Agent (the amounts described in clauses (i) and (ii) being referred to as the "Purchase Price"). Seller shall pay and distribute from the portion of the Purchase Price that is delivered by Buyer to Seller at the Closing the following closing payments: (x) $1,000,000 shall be paid to Liberty Steel in accordance with the letter agreement between Seller and Liberty Steel referred to in SCHEDULE 5.1 and (y) $500,000 shall be paid to the Company to fund future employee benefits (the "Closing Payments"). The Purchase Price shall be subject to post-closing adjustments in accordance with the procedures set forth in Article II hereof.

         (b) If Buyer delivers to Seller the Acceptance Notice referred to in Section 2.1(d) or fails to deliver an Objection Notice (as defined below) within the forty-five (45) day period required by Section 2.1(d), then, as soon as practicable (but not more than two (2) business days) after final determination of the Final Net Current Assets (as defined below), (j) in the event the Final Net Current Assets are less than the Reference Net Current Assets (as defined below), Seller and Buyer shall provide joint written instructions to the Escrow Agent directing the Escrow Agent to remit to Buyer, the amount by which the Reference Net Current Assets exceeds the Final Net Current Assets (PROVIDED that, to the extent that such amount would reduce the Escrow to less than $500,000, only an amount that

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would reduce the Escrow to $500,000 shall be paid to Buyer out of the Escrow and
Seller shall remit to Buyer the balance of such amount owed to Buyer pursuant to this clause (i)), or (ii) in the event the Final Net Current Assets exceed the Reference Net Current Assets, Buyer shall remit to Seller the amount by which the Final Net Current Assets is greater than the Reference Net Current Assets. Alternatively, if Buyer delivers to Seller the Objection Notice referred to in
Section 2.1(d), within two (2) business days after such delivery, (y) Seller and Buyer shall provide joint written instructions to the Escrow Agent directing the Escrow Agent to remit to Buyer the amount, if any, by which the undisputed portion of the Final Net Current Assets is less than the Reference Net Current Assets (PROVIDED that, to the extent that such amount would reduce the Escrow to less than $500,000, only an amount that would reduce the Escrow to $500,000 shall be paid to Buyer out of the Escrow and Seller shall remit to Buyer the balance of such amount owed to Buyer pursuant to this clause (y)), or (z) Buyer shall remit to Seller the amount, if any, by which the undisputed portion of the Final Net Current Assets is greater than the Reference Net Current Assets. Within two (2) business days after the resolution of any dispute by the parties or the Unrelated Accounting Firm (as defined below) relating to the Objection Notice, Seller and Buyer shall provide joint written instructions to the Escrow Agent directing the Escrow Agent to remit to Buyer (PROVIDED that, to the extent that such amount would reduce the Escrow to less than $500,000, only an amount that would reduce the Escrow to $500,000 shall be paid to Buyer out of the Escrow and Seller shall remit to Buyer the balance of such amount owed to Buyer), in the case where the portion of the Final Net Current Assets is less than the Reference Net Current Assets, or Buyer shall remit to Seller, in the case where the portion of the Final Net Current Assets is more than the Reference Net Current Assets, the amount of any further adjustment required.

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         (c) Any payment pursuant to Section 1.2(b) shall be made by certified or bank cashier's check, or, at the recipient's option, by wire transfer of immediately available funds.

         1.3 CLOSING. The closing (the "Closing") of the transactions contemplated hereby shall take place at the offices of Squire, Sanders & Dempsey L.L.P., 4900 Key Tower, 127 Public Square, Cleveland, Ohio 44114-1304 (or at such other place as the parties may agree in writing), at 10:00 a.m. on March 15, 1998, or such other date mutually designated by Seller and Buyer, but in no event later than five (5) business days after the date when each of the conditions specified in Article VI has been fulfilled (or waived by the party entitled to waive that condition). The date on which the Closing is held is referred to in this Agreement as the "Closing Date." At the Closing, the parties shall execute and deliver the documents referred to in Article VII.



                                   ARTICLE H

                            POST-CLOSING ADJUSTMENTS

         2.1 ADJUSTMENT OF PURCHASE PRICE. (a) The Purchase Price shall be adjusted as follows:

             (i) For purposes hereof, "Final Net Current Assets" shall mean the current assets of the Business less the current liabilities of the Business, as reflected in the Final Balance Sheet (as defined in Section 2.1(b)). "Reference Net Current Assets" shall mean the current assets of the Business less the current liabilities of the Business as reflected on the Reference Balance Sheet (as defined in Section 3.9).


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             (ii) If the amount of the Final Net Current Assets determined in accordance with this Section 2.1 is less than the Reference Net Current Assets, the Purchase Price shall be decreased by an amount equal to the difference between the Final Net Current Assets and the Reference Net Current Assets.

             (iii) If the amount of the Final Net Current Assets is greater than the Reference Net Current Assets, the Purchase Price shall be increased by an amount equal to the difference between the Final Net Current Assets and the Reference Net Current Assets.

         (b) The Final Net Current Assets shall be determined as of the close of business on the day immediately preceding the day of the Closing (the "Determination Time") on the basis of the balance sheet of the Business as of the Determination Time (the "Final Balance Sheet"). The Final Balance Sheet shall be prepared by Seller in accordance with generally accepted accounting principles applied on a basis consistent with the principles used in the preparation of the Reference Balance Sheet (the "Accounting Principles") and shall be reported upon by Coopers & Lybrand LLP ("C&L"). For purposes of calculating the Purchase Price adjustment, any current assets and current liabilities relating to (j) the adoption of FAS 106 and (ii) current or deferred income tax shall be excluded from both the Reference Balance Sheet and the Final Balance Sheet. Additionally, Seller and Buyer agree that the only amount to be accrued for employee profit sharing and incentive compensation shall be at the rate of $75,000 per month in the aggregate for each month commencing October 1, 1997 until the Final Balance Sheet date, PROVIDED that the accrual shall be pro rata for any partial month. C&L shall hereinafter be referred to as the "Auditor" . Seller shall be responsible for the fees and expenses of the Auditor.

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

         (c) Seller shall engage the Auditor to examine the Final Balance Sheet and shall deliver to Buyer the Final Balance Sheet within sixty (60) days after the Closing, together with a report of the Auditor thereon (j) setting forth the amount of Final Net Current Assets reflected in the Final Balance Sheet, (ii) stating that (y) the examination has been made in accordance with generally accepted auditing standards as supplemented by the Accounting Principles, and
(z) the Final Balance Sheet has been prepared in conformity with the Accounting Principles, and (iii) setting forth the amount of any required adjustment to the Purchase Price pursuant to this Section 2.1. Buyer and Seller shall take such actions as are necessary to cause the Auditor's audit of the Final Balance Sheet to be performed expeditiously. During the period from the Closing Date until the date of delivery of the Final Balance Sheet, Buyer shall give Seller, the Auditor and other appropriate personnel such assistance and access to the assets and books and records of the Company as Seller and the Auditor shall reasonably request during normal business hours in order to enable them to prepare and examine, respectively, the Final Balance Sheet. Price Waterhouse LLP or such other independent accounting firm engaged by Buyer at Buyer's sole expense (which shall not be the Unrelated Accounting Firm referred to below) ("Buyer's Auditor") shall have the opportunity to observe the taking of the inventory of the Business in connection with the preparation of the Final Balance Sheet, and to examine the work papers, schedules and other documents prepared by Seller in connection with its preparation of the Final Balance Sheet. Seller shall use its reasonable efforts to cause the Auditor to permit Buyer and Buyer's Auditor to examine the Auditor's work papers used in connection with its audit of the Final Balance Sheet.


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         (d) Within forty-five (45) days following the delivery of the Final
Balance Sheet and the related report of the Auditor, Buyer shall deliver to Seller a notice of objection (an "Objection Notice") or a notice of acceptance (an "Acceptance Notice") with respect to the Final Balance Sheet and related Auditor's report. Such Final Balance Sheet and related Auditor's report shall be final and binding on the parties if an Acceptance Notice is delivered to Seller or if no Objection Notice is delivered to Seller within such forty-five (45) day period. Any Objection Notice shall specify in reasonable detail the items on the Final Balance Sheet disputed and shall describe in reasonable detail the basis for the objection and all information in the possession of the objecting party which forms the basis thereof, as well as the amount in dispute. If an Objection Notice is given, the parties shall consult with each other with respect to the objection. If the parties are unable to reach agreement within fifteen (15) days after an Objection Notice has been given, any unresolved disputed items shall be promptly referred to Arthur Andersen LLP (the "Unrelated Accounting Firm"). The Unrelated Accounting Firm shall be directed to render a written report on the unresolved disputed issues with respect to the Final Balance Sheet as promptly as practicable and to resolve only those issues of dispute set forth in the Objection Notice. The resolution of the dispute by the Unrelated Accounting Firm shall be final and binding on the parties. The fees and expenses of the Unrelated Accounting Firm shall be borne equally by Seller and Buyer. Within two
(2) business days following the latest to occur of (D the delivery by Buyer of an Acceptance Notice, (ii) the expiration of the 45-day objection period or
(iii) the receipt of the written report rendered by the Unrelated Accounting Firm, Buyer and Seller shall direct the Escrow Agent to release to Seller from the Escrow, in immediately available funds to Seller's account as specified in
Section 1.2(a) or as otherwise directed by Seller, an amount that, after making



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any payments from the Escrow to Buyer, would leave a remaining balance of
$500,000 in the Escrow Account.



                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer (which representations and warranties shall survive the Closing to the extent provided in Section 11.3 hereof) that:

         3.1 ORGANIZATION, STANDING AND AUTHORITY OF SELLER. Seller, the Company and Sub are corporations duly organized, validly existing and in good standing under the laws of the states indicated on SCHEDULE 3.1 and Seller has full corporate power and authority to enter into and perform this Agreement, the Escrow Agreement and the Stockholder Voting Agreement dated the date hereof among Seller, the shareholders of Seller named therein and Buyer (the "Voting Agreement"). Each of the Company and Sub is duly qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the conduct of the Business requires such qualification, except where the failure to be so qualified or in good standing would not have a material adverse effect on the operations of the Business taken as a whole.

         3.2 AUTHORIZATION. The execution, delivery and performance of each of this Agreement, the Escrow Agreement and the Voting Agreement by Seller have been duly authorized by all necessary corporate action of Seller, and this Agreement and the Voting Agreement constitute and, when executed and delivered, the Escrow Agreement will constitute the valid and binding obligation of Seller enforceable against it in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization,


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moratorium or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         3.3 NO VIOLATIONS, NO CONFLICT. Subject to receipt of the consents and approvals listed in SCHEDULE 3.3, the execution, delivery and performance of this Agreement, the Voting Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby by Seller will not (j) violate or conflict with the certificates of incorporation or the by-laws or regulations, as the case may be, of Seller, the Company or Sub, (ii) conflict with, or result in the breach of, or termination of, or constitute a default under (whether with notice or lapse of time or both), or accelerate or permit the acceleration of the performance required by, any indenture, mortgage, lien, lease, agreement, commitment or other instrument, or any order, judgment or decree, to which Seller or the Company or Sub is a party or by which Seller or the Company or Sub or any of their properties are bound, (iii) constitute a violation of any law, regulation, order, writ, judgment, injunction or decree applicable to Seller or the Company or Sub, or (iv) result in the creation of any lien, charge or encumbrance upon the capital stock, properties or assets of Seller or the Company or Sub, other than violations, conflicts, breaches, terminations, accelerations and defaults specified in the foregoing clauses (ii) and (iv) which could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company or Sub or on Seller's ability to perform its obligations under this Agreement, the Voting Agreement or the Escrow Agreement.

         3.4 CONSENTS. The only authorization, consent, approval or notice of any federal, state, local or foreign regulatory body required to be obtained or given or waiting period

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required to expire with respect to Seller in order that this Agreement, the
Voting Agreement or the Escrow Agreement and the transactions contemplated hereby or thereby may be consummated by the Buyer and Seller is (a) notification to the Federal Trade Commission and the Antitrust Division of the Department of Justice pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules promulgated thereunder (the "HSR Act", and such notification, an "HSR Filing") and the expiration of the applicable waiting periods under the HSR Act and (b) filings with the Pension Benefit Guaranty Corporation (the "PBGC"), the Internal Revenue Service (the "IRS"), the Department of Labor (the "DOL") and any other similar governmental entity with respect to the transfer of assets and liabilities of Plans (as defined below). Except as disclosed in SCHEDULE 3.3 or 3.4, no consent or approval of any other party (other than any governmental entity referred to above) is required to be obtained by Seller for the execution, delivery or performance of this Agreement, the Voting Agreement or the Escrow Agreement or the performance by Seller of the transactions contemplated hereby and thereby, except where the failure to obtain any such consent or approval would not prevent or delay the consummation of the transactions contemplated hereby, or otherwise prevent Seller from performing its obligations under this Agreement, the Voting Agreement or the Escrow Agreement or would not, individually or in the aggregate, have a material adverse effect on Seller or the Company or Sub.

         3.5 CERTIFICATE OF INCORPORATION, BY-LAWS AND REGULATIONS. SCHEDULE 3.5 sets forth correct and complete copies of the certificates of incorporation, as amended and restated from time to time, and the regulations and by-laws, as the case may be, of the Company and Sub. SCHEDULE 3.5 sets forth a list of the directors and officers of each of the Company and Sub.

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

         3.6 OUTSTANDING SHARES. The authorized capital stock of the Company and Sub, the number of shares issued and outstanding and the shareholders of the Company and Sub are set forth on SCHEDULE 3.6.

         3.7 OWNERSHIP OF SHARES. The Shares of the Company and the outstanding capital stock of Sub are owned by Seller and the Company, respectively, beneficially and of record, free and clear of all liens, encumbrances or claims. At the Closing, Seller will transfer and deliver to Buyer valid title to all of the Shares, free and clear of any liens, claims, charges, pledges, security interests, options or other legal or equitable encumbrances of any kind (collectively "Claims"). Except for Sub and except as disclosed in SCHEDULE 3.7 hereto, the Company is neither the record nor beneficial holder of any capital stock, membership interest in any limited liability company, partnership interest or other similar interest or right to acquire any capital stock, membership interest in any limited liability company, partnership interest or other similar interest in any entity.

         3.8 AUTHORIZED SHARES. All of the Shares of the Company and shares of capital stock of Sub are duly authorized, validly issued, fully paid and nonassessable. Except for this Agreement, there are no options or rights of any kind to acquire any shares of any class of securities or any securities convertible into or exchangeable for any capital stock of the Company or Sub.

         3.9 FINANCIAL STATEMENTS. SCHEDULE 3.9 sets forth financial statements including the balance sheet as of September 30, 1997 (the "Reference Balance Sheet"), and the income statements for the fiscal years ended September 30, 1995, 1996 and 1997 for the Company and Sub (together with the Reference Balance Sheet, the "Financial Statements"). SCHEDULE 3.9 sets forth certain items which represent a combination of actual events and transactions that occurred in the year ended September 30, 1997. The Financial Statements present fairly, in all material respects, the financial condition and results of operations of the Company and Sub as of the dates and for the periods indicated therein. Such Financial Statements were used in the preparation of Seller's consolidated financial statements and were prepared in accordance with generally accepted accounting principles and the Financial Statements were prepared in accordance with past accounting practices applied consistently except as noted in SCHEDULE 3.9. Since September 30, 1997, there has been no adverse change to the business, assets, operations, properties, financial condition, liabilities, or results of operations of the Company or Sub which change is material to the Company and Sub taken as a whole (a "Material Adverse Change"). Except as set forth in SCHEDULE 3.9 there has been no Material Adverse Change since September 30, 1997 involving the relationship or agreements with any customers, suppliers or labor force of the Company. Except as reflected in the Financial Statements or as set forth in SCHEDULE 3.9 or in any other Schedule to this Agreement, or as incurred since September 30, 1997 in the ordinary course of business consistent with past practice, there are no debts, obligations, guaranties of obligations of others or liabilities (whether accrued, absolute, contingent or otherwise) that would be required to be disclosed on a consolidated balance sheet of the Company prepared under generally accepted accounting principles.

         3.10 TITLE TO ASSETS. Each of the Company and Sub has good and marketable title to all real and tangible personal property reflected on the Reference Balance Sheet as currently owned and used in the operation of the Business (excluding inventory and obsolete equipment that may have been sold in the ordinary course of business consistent with past practice from September 30,
1997) and such property is free from all Claims, except for (j)


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

liens for taxes not yet due and payable and similar liens arising by operation of law in the ordinary course of business for which adequate reserves have been made on the Company's balance sheets, (ii) such liens, charges, options or encumbrances noted in the title report furnished to Buyer that individually or in the aggregate do not materially affect the use of such assets in the Business in accordance with Company's past practice or (iii) except as otherwise described in SCHEDULE 3.10 to this Agreement.

         The assets reflected on the Reference Balance Sheet constitute all assets currently used or held for use in the Business, constitute all assets necessary to continue to operate the Business consistent with current and historical practice and, except as set forth in SCHEDULE 3.10 are in good repair, working order and operating condition (subject to normal wear and tear). The Company owns all of the rights, properties and assets used in and which are necessary for the conduct of the Business as presently conducted.

         3.11 INTELLECTUAL PROPERTY. Except for the logo set forth in SCHEDULE
3.11 neither the Company nor Sub owns or uses in the Business any patents, patent applications, trade names, trademarks, services marks or other names, logos or marks or any licenses, proprietary or other intellectual property rights. The logo of the Company has not been registered. To Seller's knowledge, such logo does not infringe on any rights owned or held by any other person.

         3.12 REAL PROPERTY. SCHEDULE 3.12 sets forth a list of all real property owned by the Company or Sub on the date of this Agreement which is necessary to the conduct of the Business as presently conducted. Neither the Company nor Sub leases any real property. With respect to the real property owned by the Company or Sub and the improvements thereon, (i) neither the Company nor Sub has received any written notice of condemnation

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

proceedings pending or threatened against any portion thereof, (ii) such property is not in violation of any zoning or building laws, except where such violations would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change, (iii) such property does not violate any restrictive covenants or encroach on any property owned by others, except where such violations or encroachments would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change, and (ix) the improvements thereon have been maintained in accordance in all material respects with all applicable laws, ordinances, regulations and orders.

         3.13 CONTRACTS. Except for this Agreement or any agreement contemplated hereby, and agreements, contracts and commitments listed in SCHEDULE 3.13 (which
Schedule includes contracts entered into with key management personnel), complete and correct copies or descriptions of which have previously been made available to Buyer or included in the Schedules to this Agreement, neither the Company nor Sub is a party to any written or oral:

              (a) contract for the sale of goods or the purchase of inventory, materials, supplies, services, equipment or any capital item or items that involve a payment of more than $25,000 in one year or that cannot be cancelled by the Company without penalty in less than six months from the date of this Agreement;

              (b) agreement, indenture or other instrument relating to the borrowing of more than $25,000 or the guaranty of any obligation for the borrowing of more than $25,000;

              (c) lease of personal property, including capital leases, involving a consideration of more than $25,000 and which has a term, including renewal options exercisable by any party thereto, ending more than six (6) months after the date of this Agreement;

              (d) distribution, agency, sales representative, compensation, labor or employment contract which is not terminable by the Company without penalty upon notice of sixty (60) days or less;

              (e) lease or agreement with an affiliated company;

              (f) agreement or understanding regarding the disposition of any stock or assets of the Company or Sub;

              (g) noncompete agreements or other documents that will limit the freedom of Buyer, the Company or Sub to compete in any line of business; or

              (h) any other agreement, contract or commitment that is material to the Company or Sub or not made in the ordinary course of business consistent with past practice.

Neither the Company nor Sub is in breach or default in any material respect under any of the agreements, contracts or commitments set forth in SCHEDULE 3.13, except for such breaches or defaults as would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Change. All of the agreements, contracts and commitments set forth in SCHEDULE 3.13 are in full force and effect and enforceable against the Company or Sub, as the case may be, except for such agreements, contracts and commitments as would not reasonably be expected to have, singly or in the aggregate, a Material Adverse Change.

         3.14 ACCOUNTS RECEIVABLE. All of the Company's accounts receivable that are reflected in the Financial Statements have arisen in the ordinary course of business consistent with past practice. The reserves for doubtful accounts reflected on the Financial Statements were determined in accordance with generally accepted accounting principles consistent with past practice and are reasonable in light of the Company's past experience and expected future collections. Net accounts receivable less allowances, as reflected in the Financial Statements, will be collectible in the ordinary course of business consistent with past practice within 90 days after the Closing Date.

         3.15 INVENTORY. The inventory is of a quality and quantity usable and saleable in the ordinary course of business of the Company consistent with past practice, except for obsolete items or items below standard quality as to which a provision determined in a manner consistent with the prior practice of the Business has been made in the Financial Statements. The value of all inventory items, including finished goods, work-in-process and raw materials, has been recorded on the books of the Company as reflected in the Financial Statements at the lower of cost (FIFO) (determined in accordance with generally accepted accounting principles consistently applied and as set forth in the Reference Balance Sheet, except as disclosed in SCHEDULE 3.15) or fair market value. As the Business is currently conducted by the Company, net inventory after reserves will be usable and saleable, with respect to work-in-process and finished goods, within 90 days, and, with respect to raw materials, within six (6) months from the Closing Date, except as disclosed in SCHEDULE 3.15.

         3.16 LITIGATION AND COMPLIANCE WITH LAWS. (a) There are no judicial or administrative actions, proceedings or investigations pending or, to Seller's knowledge, threatened, that question the validity of this Agreement or any action taken or to be taken by Seller or the Company in connection with this Agreement. Except as set forth in SCHEDULE 3.16, there is no, and in the preceding three years there has been no, action, claim, litigation, proceeding or governmental investigation pending or, to Seller's knowledge, threatened, or any order, injunction or decree outstanding, against the Company involving more than $25,000 individually or $100,000 in the aggregate and Seller knows of no basis for any such action, claim, litigation, proceeding or investigation.

              (b) The Business is not affected by any present or, to the knowledge of Seller, threatened strike, walkout, slowdown or other labor disturbance except as described in SCHEDULE 3.16. All litigation required to be disclosed by Seller under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, for fiscal years 1993 and 1994 were properly disclosed in Seller's periodic reports.

             (c) Except as disclosed in SCHEDULE 3.16, (j) each of the Company and Sub has complied and is in compliance with all laws, regulations, rules and orders applicable to the Business (other than Environmental Laws (as defined in Section 8.5)), including, without limitation, laws, rules, regulations, permits, franchises, licenses, judgments and orders relating to occupational safety and health ("OSHA Laws"), except where the failure to so be in compliance would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change and (ii) to Seller's knowledge, there is no present condition relating to the Company or Sub or the real property described in SCHEDULE 3.12 that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change for violation of any OSHA Laws or other federal, state or local laws, rules, regulations, permits, franchises, licenses, judgments and orders (other than Environmental Laws). Except as set forth on
SCHEDULE 3.16, neither the Company nor Sub is subject to any order, writ, injunction or decree relating to the operations of the Business or affecting its properties except where such orders, writs, injunctions or decrees would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Change.

             (d) Except as set forth in SCHEDULE 3.16, to Seller's knowledge,
(j) neither the Company nor Sub has violated or is in violation of any requirements of any Environmental Laws, (ii) there are no present or past conditions relating to the Company or Sub or relating to the real property described in SCHEDULE 3.12 or any other real property owned or operated by the Company or any of its present or past affiliates, or any real property or surface or subsurface rivers or streams crossing or adjoining any such real property, or any appurtenances to or improvements on any such real property, that would, individually or in the aggregate, reasonably be expected to lead to any material liability against, or have a Material Adverse Change for violation of any Environmental Laws and (iii) each of the Company and Sub has operated the real property described in SCHEDULE 3.12 and all appurtenances thereto and improvements thereon and has received, handled, used, stored, treated, shipped and disposed of all hazardous or toxic materials, substances and wastes (whether or not on its properties or properties owned or operated by others) in compliance with all applicable Environmental Laws.

         3.17 DEFAULTS AND PERMITS. Except as disclosed in SCHEDULE 3.17, no event of default has occurred under any agreement, contract or other instrument relating to the Business to which the Company or Sub is a party, and, as of the date hereof there does not exist thereunder any event or condition that, with or without the lapse of time or the giving of notice, or both, would have a material effect on the Business. Except as set forth in SCHEDULE 3.17 all franchises, licenses, ordinances and permits material to and relating to the Business are in full force and effect, no violations have been recorded in respect thereof and no proceeding (not including any application for renewal) is pending or, to Seller's knowledge, threatened which would have the effect of revoking or materially limiting any such franchises, licenses, ordinances or permits. Except as set forth in SCHEDULE 3.17, the Business has all franchises, licenses, ordinances and permits necessary to the conduct of the Business as currently conducted, and which if not present, or not in full force and effect, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Change. Except as disclosed in SCHEDULE 3.17, this Agreement and the transactions contemplated by this Agreement will not result in the denial of the application for renewal or the revocation, nonrenewal or suspension of any franchise, license, ordinance or permit relating to the Business or held by the Company or Sub and Seller knows of no basis for any such denial, revocation, nonrenewal or suspension. A current list of such material franchises, licenses, ordinances and permits is set forth on SCHEDULE
3.17 to this Agreement.

             3.18 INSURANCE. SCHEDULE 3.18 sets forth a list of all material policies of insurance pursuant to which the Company or Sub is insured and sets forth the types and amounts of coverage under such policies. Neither the Company nor Sub has received any notice of cancellation with respect to any such policy, and, except as set forth in SCHEDULE 3.18, no claims are pending. SCHEDULE 3.18 sets out all claims made by or on behalf of the Company or Sub under any policy of insurance during the past 12 months with respect to the Business. There are no other claims asserted, and Seller knows of no basis for any such claims to be asserted by the Company or Sub under any insurance policy. Insurance has been maintained by or for the benefit of the Company and Sub without interruption since July 1, 1990 of a type that is and has been not less than that generally maintained by persons owning properties and engaging in operations similar to those of the Company and Sub.

         3.19     Environmental Matters. Except as set forth on SCHEDULE
3.19, (a)(i) neither the Company nor Sub has received since July 1, 1990, any claim, action, cause of action, proceeding, investigation, request for information, notice or citation (collectively, "Citation") from any governmental agency for noncompliance with such agency's requirements with respect to air, water, ground or environmental pollution pertaining to the Business and (ii) there are no pending or unresolved Citations against the Company or Sub.

          (b) Neither the Company nor Sub has received any Citation that it is or may be potentially responsible with respect to any investigation or clean-up of any threatened or actual release of any hazardous substance (as that or any similar term is presently defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq. ("CERCLA"), comparable state law or any other Environmental Law) or petroleum products, regardless of whether such threatened or actual release took place at any location owned, operated or leased by the Company or Sub (whether or not prior to or during the Company's or Sub's ownership, operation or leasing thereof) or elsewhere with respect to the Business.

             3.20 EMPLOYEE BENEFIT PLANS. SCHEDULE 3.20 sets forth (j) a list of the employee pension benefit plans (as defined in section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) established and maintained by the Company or with respect to which the Company is a participating or contributing employer (the "Pension Plans"), (b) a brief description of the employee benefit plans and arrangements with employees for profit-sharing, stock ownership, stock purchase, stock option, phantom stock, stock appreciation right, disability, death benefit, life insurance, medical, hospitalization, disability, workers' compensation, supplemental unemployment, vacations, severance pay, retirement, insurance or other employee benefits maintained by the Company not set forth in the foregoing clause (i), and (iii) a list containing a description of any other employment, consulting or severance contract, bonus program, incentive compensation arrangement, deferred compensation arrangement, or employee or retiree benefits maintained by the Company and not described in (i) or (ii) above (individually, a "Plan"; collectively, the "Plans"). No employee of the Business is a participant in any employee benefit plan or arrangement other than a Plan. The Company has no liability (including, without limitation, any potential or contingent liability under Title IV of ERISA) with respect to any employee benefit plan, other than a Plan. Seller has delivered to Buyer true and complete copies of (A) each Plan, (B) the summary plan description for each Plan, (C) the latest annual report which has been filed with the IRS for each Plan for which such filing was required, (D) the most recent IRS determination letter for each Pension Plan, (E) copies of any report for the three most recent Plan years showing compliance with discrimination rules under those of Code Sections 401(a), 401(k), 401(m), 419, 419A, 505, 501(c)(9), 105(h), 125 or 129 applicable to such Plan, and (F) all correspondence with any governmental agency concerning any audit, investigation, or controversy concerning any Plan. With respect to Pension Plans: (a) no liability has been incurred by the Company to the PGBC or the IRS or to the participants or beneficiaries thereof, other than claims for Pension Plan benefits and other immaterial benefits in the ordinary course which claims have been satisfied in full and each Pension Plan has been operated in all material respects in accordance with its terms and with applicable law; (b) no prohibited transaction, within the meaning of section 406 or 408 of ERISA, has occurred with respect to any Pension Plan; (c) all governmental filings and all disclosures and communications to participants and beneficiaries required to be made pursuant to ERISA with respect to the Pension Plans and related trusts have been made in a timely manner; (d) each Pension Plan is qualified within the meaning of section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and each related trust is exempt from taxation under section 501(a) of the Code and no event has occurred and no circumstance exists that would adversely affect such qualification or exemption; (e) a favorable determination letter has been received from the IRS with respect to each Pension Plan; and (D no Pension Plan is a multiemployer plan (within the meaning of section 3(37) of ERISA). No material liability, contingent or otherwise, exists with respect to any Plan other than retiree welfare benefit liabilities disclosed in SCHEDULE 5.7(a) which liabilities are accurately reflected on such Schedule. No Plan is subject to the provisions of Section 412 of the Code or Part 3 of Subtitle B of Title I of ERISA. There are no actions, claims, lawsuits or arbitrations (other than routine claims for benefits) pending, or, to the knowledge of Seller, threatened, with respect to any Plan or the assets of any Plan, and Seller has no knowledge of any facts which could give rise to any such actions, claims, lawsuits or arbitrations (other than routine claims for benefits). With respect to each Plan, all contributions and insurance premiums paid by the Company are tax deductible. The Company has paid all contributions (including employee salary reduction contributions) and all insurance premiums that have become due and any such expense accrued but not yet due has been properly reflected in the financial information furnished pursuant to Section 3.9. Except as disclosed in SCHEDULE 5.7(a), no Plan provides or is required to provide, now or in the future, health, medical, dental, accident, disability, death or survivor benefits to or in respect of any person beyond termination of employment with the Company, except to the extent required under the state insurance law or under Part 6 of Subtitle B of Title I of ERISA and under Section 4980(B) of the Code. No Plan covers any individual other than with respect to periods of employment with the Company, other than spouses and dependents of employees of the Company under health and child care Plans disclosed to Buyer. The consummation of the transactions contemplated by this Agreement will not entitle any employee of the Company to severance pay or termination benefits for which Buyer or any of its affiliates (including the Company) may become liable, or accelerate the time of payment or vesting or increase the amount of compensation due to any such employee or former employee of the Company for which Buyer or any of its affiliates (including the Company) may become liable.

         3.21 EMPLOYEE MATTERS. Except for the Bliss Manufacturing Employees Association (the "Employee Association"), no other employee association or union represents members of the Company's workforce. Set forth in SCHEDULE 3.21 is a list of the members of the Employee Association. No controversies or disputes are pending or, to Seller's knowledge, threatened between the Company and any of its employees other than controversies and disputes with individual employees arising in the ordinary course of business that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

         3.22 TAXES AND RETURNS. All federal, state, county, local, foreign and other income, franchise, gross receipts, sales and use, payroll, real and personal property and other taxes and governmental charges, assessments and contributions of the Company with respect to the Business or with respect to which Buyer or the Company could have any liability, including interest and penalties, as a result of being a member of a controlled, combined or affiliated group of corporations ("Taxes") required to be paid, collected or withheld with respect to all open years have been paid, collected or withheld and remitted to the appropriate governmental agency except for (j) those Taxes which the Company is contesting in good faith and (ii) accrued and unpaid Taxes as to which appropriate reserves have been established by the

Company ("Tax Reserves"). The Company has filed all tax returns and reports required to be filed by it, or requests for extensions to file such returns or reports have been timely filed and granted and have not expired, and all tax returns and reports are complete and accurate in all material respects. No requests for waivers of the time to assess any Taxes against the Company have been granted or are pending, except for requests with respect to such taxes as to which appropriate reserves have been established by the Company. SCHEDULE
3.22 sets forth the amount of Taxes that the Company is contesting in good faith and the amount of Taxes not yet paid which are accrued to the extent not specifically set forth in the Financial Statements. All tax returns required to be filed by Seller with respect to Taxes have been filed in a timely manner, and all Taxes reflected on such returns as being due have been paid. No election under section 341(f) of the Code has been made to treat the Company as a "consenting corporation." The Company has not been a United States real property holding company within the meaning of section 897(c)(2) of the Code during the period specified in section 897(c)(l)(A)(ii) of the Code. The Company is not a party to a tax sharing or tax indemnity agreement or any other agreement of a similar nature that remains in effect. The Company is not a party to any contract that would result, separately or in the aggregate, in the requirement to pay any "excess parachute payments" within the meaning of Section 2800 of the Code. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

         3.23 ABSENCE OF MATERIAL CHANGES. Except as has previously been disclosed to Buyer, or as otherwise disclosed in Section 3.9 or SCHEDULE 3.23 hereof, since September 30, 1997, there has not been:

             (a) any material damage, destruction or other casualty loss to any property material to the Business;

             (b) any disposition by the Company or Sub of any asset other than sales of inventory in the ordinary course of business, consistent with past practice;

             (c) except as set forth on SCHEDULE 3.23(c), any direct or indirect redemption, purchase or other acquisition of, or any declaration, setting aside or payment of any dividend or other distribution on or in respect of, any Shares or any other securities of the Company or Sub;

             (d) any obligation or liability (whether absolute, accrued, contingent or otherwise, and whether due or to become due) incurred by the Company or Sub, other than liabilities or obligations incurred in the ordinary course of business, consistent with past practice;

             (e) any change in the accounting methods or practices followed by the Company or Sub or any change in depreciation or amortization policies or rates theretofore adopted;

             (f) any capital expenditure or commitment therefor in excess of $25,000 for any single item or $50,000 in the aggregate for additions to property, plant or equipment of the Company or Sub;

             (g) any cancellation of any debts or claims owing to the Company or Sub without the Company or Sub receiving consideration equal to the amount of such debt or claim or any amendment, termination or waiver of any rights of value to the business of the Company or Sub;

             (h) any write-down of the value of any inventory or other asset of the Company or Sub or any write-off as uncollectible of any accounts or notes receivable or any portion thereof, other than in the ordinary course of business and consistent with past practice;

             (i) amend, extend, terminate or waive any provision under any employment or labor agreement or other agreement, except as required by law or in accordance with the terms of such agreement and in the ordinary course of business, consistent with past practice; or

             (j) any payment, discharge or satisfaction of any claim, lien, encumbrance, liability or obligation by the Company (whether absolute, accrued, contingent or otherwise, and whether due or to become due), except in the ordinary course of business and consistent with past practice.

         3.24 BROKER'S COMMISSION OR FINDER'S FEES. Neither Seller nor its affiliates have entered into any agreement with any other party and are not responsible for claims by any other party for brokerage or other commissions related to this Agreement or the transactions contemplated hereby, except that Seller has retained McDonald & Company Securities, Inc. ("McDonald") as Seller's financial advisor and Seller is responsible for, and shall, indemnify Buyer against, any obligations with respect to the fee of McDonald.

         3.25 VENDORS AND CUSTOMERS. SCHEDULE 3.25 contains a complete and correct list of the largest 20 vendors to the Company by dollar volume for the year ended September 30, 1997 and a complete and correct list of the largest 20 customers of the Company by dollar volume for each of the three years ended September 30, 1997. As of the date hereof, neither Seller nor the Company is aware of any fact, circumstance or other matter on which to form a reasonable belief that any vendor or customer intends to terminate or materially and adversely modify any relationship with the Company (whether prior to or following the consummation of the transactions contemplated by the Agreement).

         3.26 ACCOUNTS PAYABLE. Set forth in SCHEDULE 3.26 is a complete and correct list of all accounts payable of the Company as of November 30, 1997. Such list sets forth with respect to each payable thereon the payee and the invoice date. The accounts payable set forth in SCHEDULE 3.26 were incurred in the ordinary course of business, consistent with past practice.

         3.27 AFFILIATE TRANSACTIONS. Except as set forth in SCHEDULE 3.27, no current or former director, officer, employee or shareholder of the Company or any associate or affiliate (as defined in the rules promulgated under the Securities Exchange Act of 1934, as amended) thereof, or any relative with a relationship of not more remote than first cousin or spouse of any of the foregoing, is presently, or during the 12-month period ending on the date hereof has been (a) a party to any transaction with the Company or (b) the direct or indirect owner of an interest in any corporation, firm, association or business organization which is a present (or potential) competitor, supplier or customer of the Company, nor does any such person receive income from any source other than the Company which relates to the business of, or should properly accrue to, the Company.

         3.28 KNOWLEDGE. As used in this Article III, "knowledge", "know" or any derivation thereof means the actual knowledge of the Company's currently elected officers and what such persons should have known after making due inquiry into the subject matter thereof with the Company's or Sub's management responsible for oversight of such matters, and with respect to Joseph Dubaj, Fred Chordas, Terry Duvall, Andrew A. Welch, Michael Hildack, and Roger Wellman, the actual knowledge of each of such individuals as to the matters addressed in this Agreement, obtained in the normal course of their respective duties, but without any further investigation or inquiry by any of such individuals.

         3.29 DISCLOSURE. No representation or warranty of Seller contained in this Agreement, and no statement contained in any certificate, schedule, annex, list or other writing furnished to Buyer pursuant hereto, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein in light of the circumstances under which they were made, not misleading.

         3.30 INFORMATION IN PROXY STATEMENT. None of the information supplied by Seller or the Company or Sub for inclusion or incorporation by reference in the Proxy Statement prepared in connection with a special meeting of Seller's shareholders to approve this Agreement and the consummation of the transactions contemplated hereby (the "Proxy Statement") will, at the date mailed to Seller's shareholders and at the time of Seller's special shareholder meeting convened to vote on this Agreement and the transactions contemplated hereby, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.



                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller (which representations and warranties shall survive the Closing to the extent provided in Section 11.3 hereof) as follows:

         4.1 ORGANIZATION, STANDING AND AUTHORITY OF BUYER. Rhone is a limited liability company duly formed, validly existing and in good standing under the laws of the State of

Delaware and has full liability company power and authority to enter into and to perform this Agreement, the Escrow Agreement and the Voting Agreement.

         4.2 AUTHORIZATION. The execution, delivery and performance of each of this Agreement, the Escrow Agreement and the Voting Agreement and the consummation of the transactions contemplated hereby or thereby by Buyer have been duly authorized by all necessary liability company action of Buyer, including by Buyer's members, if required, and the Agreement and the Voting Agreement constitute, and, when executed, the Escrow Agreement will constitute, the valid and binding obligation of Buyer and will be enforceable against Buyer in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         4.3 NO CONFLICT. NO VIOLATION. The execution, delivery and performance of this Agreement, the Voting Agreement and the Escrow Agreement by Buyer will not: (j) violate or conflict with the certificate of formation, operating agreement or other constitutive documents of Buyer; (ii) conflict with, or result in the breach or termination of, or constitute a default under (whether with notice or lapse of time or both), or accelerate or permit the acceleration of the performance required by, any indenture, mortgage, lien, lease, agreement, commitment or other instrument or any order, judgment or decree, to which Buyer is a party or by which it or its properties are bound; (iii) constitute a violation of any law, regulation, order, writ, judgment, injunction or decree applicable to Buyer; or (iv) result in the creation of any lien, charge or encumbrance upon the partnership interests, properties or assets of Buyer, other than violations, conflicts, breaches, terminations, accelerations and defaults specified in the foregoing clauses (ii) and (iv) which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Buyer and on Buyer's ability to perform its obligations under this Agreement, the Voting Agreement or the Escrow Agreement.

        4.4 CONSENTS. The only authorization, consent, approval or notice of any federal, state, local or foreign regulatory body required to be obtained or given or waiting period required to expire with respect to Buyer in order that this Agreement, the Voting Agreement or the Escrow Agreement and the transactions contemplated hereby or thereby may be consummated by Buyer and Seller is (a) an HSR Filing and the expiration of the applicable waiting periods under the HSR Act and (b) filings with the PBOC, the IRS, the DOL and any other similar governmental entity referred to above with respect to the transfer of assets and liabilities of Plans. No consent or approval of any other party (other than any governmental entity) is required to be obtained by Buyer for the execution, delivery or performance of this Agreement, the Voting Agreement or the Escrow Agreement or the performance by Buyer of the transactions contemplated hereby or thereby, except where the failure to obtain any such consent or approval would not prevent or delay the consummation of the transactions contemplated hereby, or otherwise prevent Buyer from performing its obligations under this Agreement, the Voting Agreement or the Escrow Agreement or would not, individually or in the aggregate materially impair or delay the consummation of the transactions contemplated hereby.

        4.5 LITIGATION. There are no judicial or administrative actions, proceedings or investigations pending or, to the best of Buyer's knowledge, threatened, that question the validity of this Agreement or any action taken or to be taken by Buyer in connection with this

Agreement. There is no, and has been no, action, claim, litigation, proceeding or governmental investigation pending or, to the best of Buyer's knowledge, threatened, or any order, injunction or decree outstanding, against Buyer that, if adversely determined, would have a material adverse effect upon Buyer's ability to perform its obligations under this Agreement.

        4.6 INVESTMENT INTENT. Buyer is acquiring the Shares solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, and that such Shares may not be transferred or sold except pursuant to the registration provisions of such Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations as applicable.

        4.7 FINANCING. Buyer has sufficient funds or has secured a firm commitment from a third party or parties to provide sufficient funds to pay the Purchase Price and related fees and expenses.

        4.8 NO DEALING WITH AFFILIATES. Except as set forth on SCHEDULE 4.8, Buyer has no agreement, commitment, understanding or arrangement, express or implied, with any subsidiary or other affiliate of Seller, or with any person employed thereby, other than such agreements as may be expressly contemplated by this Agreement.

        4.9 BROKER'S COMMISSION OR FINDER'S FEES. Buyer has not entered into any agreement with any other party and is not responsible for any claims by any other party for brokerage or other commissions related to this Agreement or the transactions contemplated hereby, and shall indemnify Seller against, any obligations with respect to any such fee.

        4.10 INFORMATION IN PROXY STATEMENT. None of the information supplied by Buyer for inclusion or incorporation by reference in the Proxy Statement will, at the date mailed to Seller's shareholders and at the time of Seller's special shareholder meeting convened to vote on this Agreement and the transactions contemplated hereby, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.



                                    ARTICLE

                      ADDITIONAL AGREEMENTS OF THE PARTIES

        5.1 ORDINARY COURSE. From the date hereof until the Closing, except as Buyer may, in its sole discretion, otherwise agree in writing, or except as set forth in SCHEDULE 5.1, Seller shall cause the Company and Sub to conduct their business in the ordinary course consistent with past practice, and neither the Company nor Sub shall:

                  (a) borrow any sums or enter into any financial guarantees or otherwise incur any indebtedness, including for the payment of trade payables, other than in the ordinary course of business consistent with past practice; PROVIDED THAT neither the Company nor Sub shall have any obligation with respect to indebtedness for borrowed money or guarantees with respect thereto; or

                  (b) make or authorize any compensation increase for any employee of the Company or Sub whether such increase relates to base compensation, commissions, bonuses, or benefits, or otherwise unless such increase is consistent with the Company's prior practices with regard to such increases and

         Buyer consents to such increases, except that, as set forth in SCHEDULE 5.1(b), the Company shall, immediately prior to the Closing, pay (j) certain employees discretionary bonuses for fiscal 1997 in accordance with past practice the aggregate amount of which bonuses shall not exceed $300,000, (ii) amounts that shall become due and payable at the time of the Closing under those contracts set forth in SCHEDULE 3.13 hereto; and (iii) up to $250,000 for a one-time cash bonus for employees eligible for the Company's profit sharing plan, PROVIDED, that any payments made pursuant to this clause (iii) shall reduce the amount to be paid pursuant to Section 5.13; or

                  (c) except for the sale by the Company of inventory or work-in-process and in the ordinary course of business consistent with past practice, sell, assign, transfer, lease, mortgage, pledge or make or cause to become subject to any Claim, any of the assets of the Company or Sub; or

                  (d) enter into any agreement with respect to the Business pursuant to which the aggregate obligation of the Company and Sub subsequent to the date hereof may exceed $50,000 individually or in the aggregate, and which is not terminable by the Company without penalty upon 90 days' notice or less; or

                  (e) manage inventories and other supplies and parts other than in the ordinary course of business consistent with past practice; or

                  (f) issue or sell any shares of its capital stock of any class, or issue or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe to, any shares of its capital stock of any class, nor make any commitment to issue or sell any such shares or securities; or

                  (g) except as may be disclosed on SCHEDULE 3.9, declare, pay or set aside for payment any dividend, distribution or return of capital in respect of its capital stock nor, directly or indirectly, redeem, purchase or otherwise acquire any shares of its capital stock; or

                  (h) settle or compromise any Tax liability; or

                  (i) without limiting the generality of the foregoing, take any action or omit to take any action, which act or omission would result in a breach of any of the representations or warranties set forth in clauses (a) through (j) of Section 3.23; or

                  (j) otherwise enter into any transaction not in the ordinary course of business.

        5.2 ACCESS AND CONFIDENTIALITY. (a) Upon reasonable notice, Seller shall afford Buyer and its representatives (including, without limitation, its independent public accountants and counsel) reasonable access during regular business hours from the date hereof until the Closing to any and all of the premises, properties, contracts, books, records and data of or relating to the Business and the Company and Sub, and Seller shall, and shall cause the Company and Sub to furnish to Buyer during that period all documents and copies of documents and information concerning the Business as Buyer reasonably may request.

        (b) From and after the Closing Date: (i) Seller shall permit Buyer, the Company and their respective affiliates and representatives reasonable access, during reasonable business hours and at Buyer's expense, to the relevant books and records (including all relevant tax returns and related work papers) of Seller in existence at the Closing Date relating to the Business or the Company or Sub (ii) Seller shall provide such information to Buyer or the

Company as it may reasonably request in connection with the Business prior to the Closing Date; and (iii) Seller shall use its reasonable efforts to cause its independent accountants to consult with Buyer and the Company, and an independent auditor of Buyer or the Company, and to permit Buyer and the Company, and an independent auditor of Buyer or the Company, to examine work papers of such accountant of Seller relating to the Business or the Company or Sub; PROVIDED that Seller shall not be required to maintain any records relating to the Business for a period of more than five (5) years from the Closing.

        (c) Buyer shall hold, and shall cause its representatives to hold, all such information and documents and all other information and documents delivered pursuant to this agreement confidential and, if the transactions contemplated by this Agreement are not consummated for any reason, shall return to Seller all such information and documents and any copies as soon as practicable and not disclose any such information (that has not previously been disclosed by a party other than Buyer, its affiliates or representatives) to any third party unless required to do so pursuant to a request or order under applicable laws and regulations or pursuant to a subpoena or other legal process. Buyer's obligations under this Section shall survive the termination of this Agreement.

        5.3 PRESERVATION OF AND ACCESS TO RECORDS. Buyer agrees that it shall preserve and keep the records of the Company delivered to it hereunder for period of five (5) years from the Closing, or for any longer period as may be required by any governmental agency or ongoing litigation, and shall make such records available to Seller and its affiliates as may be reasonably required by Seller and its affiliates in connection with any legal proceedings against or governmental investigations of Seller or its affiliates or in connection with any tax examination of Seller or its affiliates. In the event Buyer wishes to destroy such records after that time, it shall first give 90 days' prior written notice to Seller and Seller shall have the right at its option, upon prior written notice given to Buyer within said 90-day period, to take possession of said records within 180 days after the date of Seller's notice to Buyer hereunder.

        5.4 REGULATORY AND OTHER AUTHORIZATIONS. The parties hereto shall use their reasonable efforts to file within twenty (20) business days after the receipt of the Phase II Study (as defined in Section 8.5(a)), HSR Filings and documentary material that comply with the provisions of the HSR Act, and will promptly file any additional information requested as soon as practicable after receipt of the request. The parties hereto will not take any action that is designed to have the effect of delaying, impairing or impeding the receipt of any required approvals, including the consents referred to in Sections 3.3 and 3.4, and will use their reasonable efforts to secure such approvals as promptly as possible.

        5.5 FURTHER ASSURANCES. At any time and from time to time after the Closing, the parties agree to cooperate with each other, to execute and deliver such other documents, instruments of transfer or assignment, files, books and records and do all such further acts and things as may be reasonably required to carry out the transactions contemplated hereunder.

        5.6 AGREEMENTS WITH RESPECT TO INSURANCE.

        (a) Seller and Buyer acknowledge that the policies of insurance applicable to the Business are not necessarily exclusive to the Business whereby certain coverages and limits may be impaired by claims arising from other companies currently or previously owned by Seller, by whom Seller is owned or with whom Seller is otherwise affiliated. Except as otherwise disclosed in
Section 3.18 hereof, Seller makes no representations or warranties in respect of any policy of insurance and shall not be responsible for any allocations, determinations as to coverage or lack thereof or any decision or interpretation made by insurers or their agents with respect thereto.

        (b) If, on or prior to the Closing Date, any property owned or leased by the Company or Sub suffers any material damage, destruction or loss, Seller shall surrender to Buyer (i) all insurance proceeds received by Seller or the Company with respect to such damage or loss and (ii) all rights of Seller or the Company with respect to any causes of action, whether or not litigation has commenced on the Closing, in connection with such damage or loss.

        5.7 EMPLOYEE AND EMPLOYEE BENEFIT MATTERS.

        (a) EMPLOYEE BENEFIT OBLIGATIONS AND PLANS. On and after the Closing, Seller shall have no liability whatever, except as provided for in Article VIII hereof, for providing or causing the Company to provide employee welfare benefits for the employees of the Company or fulfilling collective bargaining agreement obligations or negotiations. Buyer agrees to cause the Company to fulfill the collective bargaining obligations of the Company in accordance with the Basic Labor Agreement effective as of September 1, 1995, between the Company and the Employee Association (the "Collective Bargaining Agreement") during the term thereof, and to cause the Company to maintain for no less than 12 months after the Closing Date, employee welfare benefits, arrangements and commitments to employees of the Company substantially comparable in the aggregate to those currently in effect for such employees, PROVIDED, HOWEVER, that this sentence shall under no circumstances confer upon any person not a party to this Agreement the rights of a third party beneficiary of this Agreement. Specifically, and not by way of limitation, Buyer shall cause the Company to recognize employees' vacation time and sick leave accrued prior to the Closing and to fulfill the Company's obligations existing at the date of the Closing under the employee and retiree plans described in SCHEDULE 5.7(a).

        (b) CONTINUED PLANS. (j) Subject to Section 3.20 and Article VIII hereof, as of the Closing, Buyer shall cause the Company to be fully responsible for the maintenance and administration of the Plans and for all expenses, liabilities, and obligations with respect thereto arising on or after the Closing.

        (ii) Subject to Section 3.20 and Article VIII hereof, Buyer shall cause the Company to be fully responsible and to indemnify and hold Seller harmless for any and all liabilities, obligations, expenses, losses or taxes arising on or after the Closing with respect to: (v) any and all benefits and claims for benefits under any Plan; (w) compliance with the reporting and disclosure requirements of the Code and ERISA for plan years occurring on and after the Closing with respect to each Plan; (x) the minimum funding obligations under the Code and ERISA with respect to any Plan for plan years ending after the Closing;
(y) the termination of any Plan that occurs after the Closing; and (z) any act or omission of Buyer that adversely affects the qualification of any Plan under section 401(a) of the Code for any year.

        (c) EMPLOYER PLAN. With respect to the Pension Plans, Seller agrees to cause the Company to make to such Pension Plans all contributions required to be made with respect to the time period prior to the Closing in accordance with the terms of the Collective Bargaining Agreement. Buyer agrees to cause to be made to such Pension Plans all contributions required to be made with respect to the time period beginning on the Closing in accordance with the terms of the Collective Bargaining Agreement as long as such agreement remains in force. Subject to Article VIII hereof, Buyer shall cause the Company to indemnify

Seller against all contributions required and liabilities assessed under such Pension Plans after the Closing.

        5.8 ACCOUNTS RECEIVABLE AND INVENTORY. Seller and Buyer agree that, with respect to Sections 3.14 and 3.15 hereof, in the event that (j) (x) 90% of the accounts receivable of the Company reflected on the Final Balance Sheet are not collected within ninety (90) days after the Closing Date, at Buyer's option, Buyer shall assign to Seller, and Seller shall purchase from Buyer, the uncollected accounts receivable reflected on the Final Balance Sheet so that the Company shall have received cash for 90% of the accounts receivable reflected on the Final Balance Sheet and (y) the remaining 10% of the accounts receivable of the Company reflected on the Final Balance Sheet are not collected within 180 days after the Closing Date, at Buyer's option, the Company shall assign to Seller, and Seller shall purchase from Buyer, the uncollected accounts receivable reflected on the Final Balance Sheet so that the Company shall have received cash for such remaining 10% of the accounts receivable reflected on the Final Balance Sheet; and (ii) the inventory of the Company reflected on the Final Balance Sheet is not useable and saleable within, with respect to matters disclosed on SCHEDULE 3.15, twelve months, with respect to all other work-in-process and finished goods, 90 days, and, with respect to all other raw materials, six (6) months, after the Closing Date, at Buyer's option, the Company shall sell to Seller, and Seller shall purchase from the Company such unuseable and unsaleable inventory. The purchase price for any such uncollected accounts receivable or unuseable and unsaleable inventory, as the case may be, shall be an amount equal to the amount reflected on the Final Balance Sheet for such items, less applicable pro rated reserves.

        5.9 OTHER OFFERS. Until the termination of this Agreement, neither Seller, the Company nor any of their respective affiliates will, nor will they authorize the officers, directors, employees, representatives or other agents of Seller, the Company or any of such affiliates to, directly or indirectly, (a) take any action to solicit or initiate any Acquisition Proposal (as defined below) or (b) engage in negotiations with, or disclose any nonpublic information relating to the Company or Sub or afford access to the properties, books or records of the Company or Sub to, any person that has advised the Company or Seller or otherwise made known the fact that such person may be considering making, or that has made, an Acquisition Proposal. The Company will promptly notify Buyer orally and in writing after receipt of any Acquisition Proposal or any notice that any person is considering making an Acquisition Proposal or any request for nonpublic information relating to the Company or Sub or for access to the properties, books or records of the Company or its Sub by any person that has advised the Company or Seller or otherwise made known the fact that such person may be considering making, or that has made, an Acquisition Proposal and will promptly disclose to Buyer the status and details of any such Acquisition Proposal, indication or request. Seller shall (j) immediately cease and cause to be terminated as of the date of this Agreement any ongoing discussions or negotiations with any third parties concerning an Acquisition Proposal and direct such third parties to return to Seller all information received by them from the Company or Seller or their respective representatives and (b) direct and cause all of its representatives to cease engaging in the foregoing. For purposes of this Agreement, "Acquisition Proposal" means any offer or proposal for, or any written indication of interest in, a merger or other business combination involving the Company or Sub or the acquisition of any significant equity interest in, or a significant portion of the assets of, the

Company or its subsidiary, other than the transactions with Buyer contemplated by this Agreement.

        5.10 RESTRICTIVE COVENANTS.

             (a) For a period of three (3) years commencing on the Closing, Seller shall not, directly or indirectly, solicit the employment of any employee of the Company or Sub or induce any such employee to leave the employment of the Company or Sub.

             (b) To the extent permitted by law, for a period of five years from and after the Closing Date, Seller shall not, and shall not permit any of its subsidiaries or other affiliates to, directly or indirectly, conduct any business competitive with the Company or Sub or assist others in engaging in any such business.

        5.11 SHAREHOLDER APPROVAL; PROXY STATEMENT. Seller will duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of approving this Agreement and the transactions contemplated hereby. Seller will, through its Board of Directors, recommend to its shareholders approval of this Agreement and the transactions contemplated hereby. As promptly as practicable, Seller shall prepare and file with the Securities Exchange Commission ("SEC") the Proxy Statement. Seller shall use its reasonable efforts to cause the Proxy Statement to be mailed to Seller's shareholders as promptly as practicable after the date of this Agreement.

        5.12 PROPOSED LIQUIDATION, DISTRIBUTION. Etc. Seller shall give Buyer written notice, at least 30 days in advance, of the proposed liquidation, distribution, sale, assignment, exchange or other transfer, in one transaction or in a series of related transactions, of all or substantially all of the property or assets of Seller or the dissolution of Seller.

        5.13 PAYMENT TO PROFIT SHARING PLAN. Subject to 5.1(b), Seller shall make a contribution on or about the Closing to the Company's profit sharing plan in an amount of up to $1,000,000 out of the portion of the Purchase Price that is received by Seller from Buyer at the Closing pursuant to Section 1.2(a) hereof, PROVIDED that any amount in excess of the liabilities reflected in the Financial Statements shall not have any impact on the Purchase Price adjustments described in Article II.

        5.14 SUPPLEMENTS TO SCHEDULES. From time to time prior to the Closing Date, Seller may amend or supplement the Schedules with respect to any matter that, if existing or occurring at or prior to the Closing Date, would be required to be set forth or described in any Schedule or that would be necessary to complete or correct any information in any representation or warranty contained in Article III, other than any matter that, to Seller's knowledge on the date hereof, was required to be set forth or described in such Schedule or otherwise necessary to render such representation or warranty true and correct in all material respects on the date hereof. Each such amendment or supplement shall be given effect for all purposes under or in connection with this Agreement and the transactions contemplated hereby, other than for purposes of determining the fulfillment of the conditions precedent set forth in Section 6.2(a) and Section 6.2(b); PROVIDED that Buyer's consummation of the Closing shall constitute, without any further action on the part of Buyer, a waiver by Buyer of its right to require satisfaction of the conditions precedent in
Section 6.2(a) and Section 6.2(b); provided further, that nothing set forth in this Section 5.14 shall affect or limit in any way Seller's liability to Buyer under this Agreement for a breach by Seller of any of Seller's covenants or agreements set forth in this Agreement.

                                   ARTICLE VI

                             CONDITIONS TO CLOSING

        6.1 SELLER'S CONDITIONS TO CLOSE. The obligations of Seller under this Agreement are subject to the satisfaction at or prior to the Closing of each of the following conditions, but compliance with any or all of such conditions may be waived by Seller:

                (a) The representations and warranties of Buyer contained in
        Article IV shall be true and correct in all respects;

                (b) Buyer shall have performed and complied with all of the covenants and agreements in all material respects, including the delivery of the documents specified in Section 7.2, and satisfied all the conditions applicable to Buyer required by this Agreement, the Escrow Agreement and the Voting Agreement to be performed or complied with or satisfied by Buyer at or prior to the Closing;

                (c) The applicable waiting periods under the HSR Act shall have expired, and there shall be in effect no preliminary or permanent injunction or other order of a court or governmental or regulatory agency of competent jurisdiction directing that the transactions contemplated herein, or any of them, not be consummated;

                (d) Buyer shall have provided Seller evidence satisfactory to Seller that Buyer shall have obtained the consents and approvals listed in Section 4.4;

                (e) The Escrow Agreement shall have been duly executed and delivered by Buyer and the Escrow Agent; and

                (f) This Agreement and the transactions contemplated herein shall have been adopted and approved by the holders of more than 50% of the shares of common stock of Seller in accordance with applicable law and the provisions of Seller's certificate of incorporation and by-laws.

        6.2 BUYER'S CONDITIONS TO CLOSE. The obligations of Buyer under this Agreement are subject to the satisfaction at or prior to the Closing of each of the following conditions, but compliance with any or all of any such conditions may be waived by Buyer:

                (a) The representations and warranties of Seller contained in
        Article III shall be true and correct in all respects;

                (b) Seller shall have performed and complied with all the covenants and agreements in all material respects, including the delivery of the documents specified in Section 7.1, and satisfied all the conditions applicable to Seller required by this Agreement, the Escrow Agreement and the Voting Agreement to be performed or complied with or satisfied by it at or prior to the Closing;

                (c) The applicable waiting periods under the HSR Act shall have expired, and there shall be in effect no preliminary or permanent injunction or other order of a court or governmental or regulatory agency of competent jurisdiction directing that the transactions contemplated herein, or any of them, not be consummated;

                (d) Since the date of this Agreement, there shall not have occurred any Material Adverse Change or a material adverse change with respect to Seller;

                (e) The Phase II Study (as defined in Section 8.5(a)) shall have been completed, Buyer shall have received a true and complete copy of the written report prepared by the consultants regarding the Phase II Study and Buyer shall be satisfied that the reasonably likely aggregate Environmental Damages (as defined in Section 8.5 hereof) shall not exceed $2 million; PROVIDED, HOWEVER, that this condition shall expire ten (10) business days after receipt by Buyer of any such report on the Phase II Study;

                (f) Seller shall have provided Buyer evidence satisfactory to Buyer that Seller and the Company shall have obtained the consents and approvals listed in schedules 3.3 and 3.4;

                (g) The Escrow Agreement shall have been duly executed by Seller and the Escrow Agent;

                (h) Seller shall have entered into a transitional services agreement with the Company, in form and substance reasonably satisfactory to Buyer, to provide to the Company and Sub administrative services of the same nature and scope as presently provided, at no cost to the Company or Sub, for a period of six (6) months from and after the Closing Date; and

                (i) This Agreement and the transactions contemplated herein shall have been adopted and approved by the holders of more than 50% of the shares of common stock of Seller in accordance with applicable law and the provisions of Seller's certificate of incorporation and by-laws.

                                  ARTICLE VII

                                  THE CLOSING

        7.1 SELLER'S DELIVERIES. At the Closing, Buyer shall receive from Seller the following documents:

                (a) Copies of duly adopted resolutions of Seller's board of directors and Seller's shareholders approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby, as required, certified by Seller's Secretary;

                (b) A certificate of good standing as to the corporate status of the Company from the Secretary of State of the State of Ohio and of Sub from the Secretary of State of the State of Delaware;

                (c) A complete and correct copy of the certificate of incorporation of each of Seller, Company and Sub certified by the Secretary of State of the State of Ohio or Delaware, as the case may be;

                (d) A complete and correct copy of the by-laws or regulations of Seller, the Company and Sub, each certified by the Secretary of Seller, the Company or Sub, as the case may be;

                (e) A certificate, dated the Closing Date, from Seller's and the Company's Secretary to Buyer stating that Seller's, the Company's and Sub's certificate of incorporation and regulations or by-laws, as the case may be, have not been amended since the date hereof;

                (f) A certificate, dated the Closing Date, of an appropriate officer or agent of Seller with respect to the matters described in Sections 6.2(a) and (b);

                (g) A certificate or certificates representing the Shares with valid stock powers attached, together with the stock ledger of the Company and Sub;

                (h) A Certification of Non-Foreign Status under and in accordance with Section 897 and Section 1445 of the Code;

                (i) The resignations of all of the directors of the Company and Sub;

                (j) The resignations of all of the officers of the Company and Sub;

                (k) An opinion of Squire, Sanders & Dempsey L.L.P., counsel to Seller, with respect to the matters described on Annex A hereto;

                (1) Seller shall have paid the Closing Payments specified in
        Section 1.2; and

                (m) Such other documents and certificates as Buyer may reasonably request in connection with the consummation of the transactions contemplated by this Agreement.

        7.2 BUYER'S DELIVERIES. At the Closing, Seller shall have received from Buyer the following documents:

                (a) Copies of duly adopted resolutions of Buyer's member, if required, approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby, as required, certified by an appropriate officer of Buyer;

                (b) A certificate of good standing as to the limited liability company status of Buyer from the Secretary of State of the State of Delaware;

                (c) A complete and correct copy of the certificate of formation of Buyer certified by the Secretary of State of the State of Delaware;

                (d) A complete and correct copy of the operating agreement or similar governing agreement of Buyer certified by an appropriate officer of Buyer;

                (e) A certificate, dated the Closing Date, of a principal officer of Buyer with respect to the matters described in Sections 6.1(a) and (b);

                (f) Evidence satisfactory to Seller of the wire transfer by Buyer to Seller of $30,500,000;

                (g) An opinion of Howard, Darby & Levin, counsel to Buyer, with respect to matters described on Annex B hereto; and

                (h) Such other documents and certificates as Seller may reasonably request in connection with the consummation of the transactions contemplated by this Agreement.



                                  ARTICLE VIII

                                INDEMNIFICATION

        8.1 INDEMNIFICATION BY BUYER. From and after the Closing, Buyer shall, without any further responsibility or liability of or recourse to Seller or its affiliates or any of Seller's or its affiliates' directors, shareholders, beneficiaries, officers, employees, agents, consultants, representatives, successors or assigns (collectively, the "Seller Indemnified Parties"), absolutely and irrevocably indemnify, defend and hold harmless the Seller Indemnified Parties from and against any and all losses, liabilities, obligations, damages (whether actual or punitive), deficiencies, costs or expenses (including interest, penalties and reasonable attorneys' fees and disbursements) (individually, a "Loss"; collectively, "Losses") of any of the foregoing persons, after netting any related tax benefit realized or to be realized by such persons, arising from, asserted against or associated with:

                (a) a breach of any representation or warranty made by Buyer in this Agreement, the Escrow Agreement or the Voting Agreement;

                (b) the failure to perform any covenant, obligation or agreement of Buyer made herein, the Escrow Agreement or the Voting Agreement; or

                (c) any and all actions, suits, proceedings, demands, judgments, costs and legal and other expenses incident to any of the matters referred to in clauses (a) through (b) of this Section 8.1.

        8.2 INDEMNIFICATION BY SELLER. From and after the Closing, Seller shall, without any further responsibility or liability of or recourse to Buyer or its affiliates or any of Buyer's or its affiliates' directors, shareholders, partners, members, beneficiaries, officers, employees, agents, consultants, representatives, successors or assigns (collectively, the "Buyer Indemnified Parties"), absolutely and irrevocably indemnify, defend and hold harmless the Buyer Indemnified Parties from and against any and all Losses of any of the foregoing persons after netting any related tax benefit realized or to be realized by such persons, arising from, asserted against or associated with:

                (a) a breach of any representation or warranty made by Seller in this Agreement, the Escrow Agreement or the Voting Agreement; or

                (b) failure to perform any covenant, obligation or agreement of Seller made herein, the Escrow Agreement or the Voting Agreement; or

                (c) the business formerly conducted by the Company regarding the manufacture of metal vacuum cleaner tubular components and the sale of such business, including (without limitation) any and all obligations under the Asset Purchase Agreement and the Supply Transition Agreement, each dated as of August 27, 1997, between the Company and H-P Products, Inc.; or

                (d) any product sold by the Company or Sub or any product processed or manufactured by the Company or Sub but not yet sold by the Company or Sub prior to the Closing;

                (e) in connection with the Company's classification of the different inventory valuation method adopted by the Company, as described in Schedules 3.9, 3.15 and 3.23, as a change in method rather than a change in principle; or

                (f) any and all actions, suits, proceedings, demands, judgments, costs and legal and other expenses incident to any of the matters referred to in clauses (a) through (e) of this Section 8.2; or

        8.3 LIMITATION ON INDEMNITY. Except with respect to the representations and warranties contained in Sections 3.1, 3.6, 3.7 and 3.8 hereof or claims arising out of fraud (collectively, "Excluded Claims"), liability for which shall be unlimited, Seller's, on the one hand, and Buyer's, on the other hand, maximum aggregate liability under Section 8.1 or 8.2, as the case may be, shall in no event exceed Five Million Dollars ($5,000,000). No claim for indemnification under Section 8.1 or Section 8.2 may be made more than two years after the Closing; PROVIDED, HOWEVER, that (j) claims regarding Excluded Claims may be made at any time after the Closing and (ii) if prior to two years after the Closing, any claim for indemnity hereunder shall have been made and such claim shall not have been finally resolved or disposed of at such date, such claim shall in no way be prejudiced or impaired by the passage of time and any representation or warranty that is the basis for such claim shall continue to survive as to such claim and shall remain a basis for indemnity until such claim is finally resolved or disposed of.

        8.4 INDEMNIFICATION PROCEDURES. The obligation to indemnify under Sections 8.1, 8.2 and 8.5 is conditioned upon receiving from the party seeking indemnification (the "Indemnified Party") written notice of the assertion or institution of a claim arising from or related to any Loss ("Claim") after the Indemnified Party has actual knowledge of such a Claim, PROVIDED that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that such failure results in a lack of notice to the Indemnifying Party and the Indemnifying Party is materially prejudiced as a result of such failure to give notice. Upon written unqualified acknowledgement of its indemnification obligations with respect to a third-party Claim, the party from whom indemnification is sought (the "Indemnifying Party") shall have the absolute right, in its sole discretion and expense, to elect to defend, contest, settle or otherwise protect against any such Claim with legal counsel reasonably acceptable to the Indemnified Party; PROVIDED that the relief sought in any such Claim is for money damages only and the Indemnified Party reasonably determines that the Indemnifying Party has the financial resources to pay such damages; and PROVIDED FURTHER that the Indemnifying Party shall not settle or compromise any Claim without the consent of the Indemnified Party, which consent to settlement or compromise shall not be unreasonably withheld. If the Indemnifying Party conducts such defense, the Indemnified Party shall have the right, but not the obligation, to participate, at its own expense, in the defense thereof through counsel of its own choice and shall have the right, but not the obligation, to assert any and all cross-claims or counterclaims it may have. The Indemnified Party shall, and shall cause its affiliates to, at the cost of the Indemnifying Party, at all times cooperate in all reasonable ways with, make their relevant files and records available for inspection and copying by, and make their employees available or otherwise render reasonable assistance to the Indemnifying Party in its defense of any action being indemnified hereunder. In the event the Indemnified Party, without the prior consent of the Indemnifying Party (which consent shall not be unreasonably withheld), makes any settlement with respect to any Claim, the Indemnifying Party shall not be bound to such settlement. In the event the Indemnifying Party fails timely to defend, contest or otherwise protect against any suit, action, investigation, claim or preceding related to a Claim, Indemnified Party shall have the right, but not the obligation, to defend, contest, assert crossclaims, or counterclaims or otherwise protect against the same and may make any compromise or settlement thereof and recover and be indemnified for the entire cost thereof from the Indemnifying Party including, without limitation, legal expenses, disbursements and all amounts paid as a result of such suit, action, investigation, claim, proceeding, crossclaim or counterclaim or compromise or settlement thereof, and provided, further, if the Indemnified Party should incur any such expense, the Indemnifying Party shall pay the Indemnified Party's interest incurred on all such amounts, from the date incurred by the Indemnified Party through the date of payment by the Indemnifying Party, at a rate per annum equal to the publicly announced base interest rate of Citibank, N.A., in New York City, in effect from time to time, which rate shall change as and when such base interest rate shall change.

        8.5 ENVIRONMENTAL MATTERS.

            (a) Upon the signing of this Agreement, (j) Seller shall cause the Company to conduct Phase II environmental testing (the "Phase II Study"), including soil and ground water sampling, on the premises owned or leased by the Company and such adjacent areas with respect to which the Company or Sub might reasonably be expected to have liability, and Seller shall make, or shall cause the Company to make, available to Buyer all data collected and reports prepared in connection with the Phase II Study, or (ii), at Buyer's option, Seller shall perform an analysis, which may be based on existing data (to the extent existing data is sufficient for such purpose), to determine if any contaminants which might reasonably be expected to be found would not present unreasonable risks to health or the environment under continued industrial use of the property. The Phase II Study shall be conducted by environmental consultants reasonably acceptable to Buyer, and the scope of work in the Phase II Study shall be reasonably acceptable to Buyer. Buyer and its representatives shall have the right to observe the Company's environmental consultants during the course of their on-site examination of the relevant properties, review the findings of such consultants and discuss with the Company, Seller and their respective representatives, including such environmental consultants, the nature of the study and the findings therefrom. Seller shall cause the Company to use its reasonable efforts to make such environmental consultants available to the Buyer for such purpose. Seller shall be solely responsible for providing any required notifications under any federal, state or local law, regulation, standard, order, decree, rule, ordinance, permit, franchise, license or judgment now existing or hereafter developing, relating to protection of health, safety or the environment, including without limitation CERCLA and the Solid Waste Disposal Act, 42 U.S.C. Section 6901 ET SEQ. (such laws, regulations, standards, orders, decrees, rule, ordinance, permit, franchise, license or judgment, collectively, "Environmental Laws").

        (b)(i) Subject to Section 8.5(d)(vii), this Section 8.5(b) governs the allocation between the Seller Indemnified Parties, on the one hand, and the Buyer Indemnified Parties and the Company and Sub (collectively, the "Buyer Environmental Indemnitees"), on the other hand, of Environmental Damages to any Buyer Indemnified Party, the Company or Sub arising from or in connection with
(A) the operations of the Business or of any predecessor-in-interest of the Company or Sub on or prior to the Closing, (B) any environmental condition existing as of the Closing (including any future spreading of contamination existing at such time) on any real property owned or leased by the Company or Sub and on any property adjacent to such owned or leased real property, PROVIDED, that the Environmental Damages do not result from acts or omissions of Buyer after the Closing (whether or not caused by the Company or Sub), (C) in response to a claim, demand, investigation or inquiry made against any Buyer Environmental Indemnitee by any third party, including any governmental authority or agency, or (D) to correct or remediate any environmental condition as required by authority or any Environmental Law or a governmental authority or agency, to achieve compliance with any Environmental Law. For the purpose of this Agreement, "Environmental Damages" shall mean any and all Losses, including, without limitation, costs of investigation, attorneys and consultants, analysis, cleanup, containment or other environmental remediation, actually incurred by any Buyer Environmental Indemnitee in connection with any matter described in any of clauses (A) through (D) above.

            (ii) With respect to any Environmental Damages pursuant to which a claim is made by any Buyer Environmental Indemnitee against Seller: (a) before or on the second anniversary of the Closing, Seller shall indemnify and hold Buyer harmless to the extent of 90% of such Environmental Damages and Buyer shall pay for 10% of such Environmental Damages; (b) after the second anniversary but before or on the third anniversary of the Closing, Seller shall indemnify and hold Buyer harmless to the extent of 80% of such Environmental Damages, and Buyer shall pay for 20% of such Environmental Damages; (c) after the third anniversary but before or on the fourth anniversary of the Closing, Seller shall indemnify and hold Buyer harmless to the extent of 70% of such Environmental Damages, and Buyer shall pay for 30% of such Environmental Damages; (d) after the fourth anniversary but before or on the fifth anniversary of the Closing, Seller shall indemnify and hold Buyer harmless to the extent of 60% of such Environmental Damages, and Buyer shall pay for 40% of such Environmental Damages; or (e) after the fifth anniversary but before or on the seventh anniversary of the Closing, Seller shall indemnify and hold Buyer harmless to the extent of 50% of such Environmental Damages, and Buyer shall pay for 50% of such Environmental Damages.

            (c) No claim for indemnification made pursuant to this Section 8.5 may be made more than seven years after the Closing; PROVIDED that if prior to seven years after the Closing, any claim for indemnity under this Section 8.5 shall have been made and such claim shall not have been finally resolved or disposed of at such date, such claim shall in no way be prejudiced or impaired by the passage of time and the obligations of Seller under this Section 8.5 with respect to such claim shall continue to survive as to such claim and shall remain a basis for indemnity until such claim is finally resolved or disposed of.

            (d) It is further agreed as follows:

                (i) The parties hereto agree to act in good faith in undertaking work to address environmental matters that give rise to a claim for indemnification hereunder with a view toward avoiding unnecessary costs.

                (ii) Environmental Damages shall be limited to damages directly related to rectifying the environmental matter to the minimum extent (A) satisfactory to the governmental authority or agency with responsibility for such matter or (B) that a prudent business owner would, in its reasonable business judgment, consider reasonably necessary, in light of prior use of the properties and facilities of the Company and demonstrated unreasonable risks associated with the environmental conditions. Each party agrees that, except as required by Environmental Law or a governmental authority or agency or in accordance with the preceding sentence, it shall not by voluntary or discretionary action, accelerate the timing, or increase the cost, of any obligations of the party under this Section 8.5.

                (iii) At Buyer's election, Buyer shall have the right to control and manage all discussions with third parties and all proceedings and activities regarding the satisfaction and discharge of any Environmental Damages, and planning or performing any work at such property, PROVIDED that Seller shall have the right, at its expense, to participate in all such discussions and all proceedings and activities.

                (iv) If Seller is required to investigate, clean up or otherwise address Environmental Damages, Buyer shall give Seller and its authorized representatives and agents reasonable access to the Company's property, all natural materials (including without limitation, water, dirt, clay and related materials) on such property and all equipment, facilities and utilities on such property, all subject to this Section 8.5. Seller shall make commercially reasonable efforts to avoid interfering with operations of the Business.

                (v) Buyer will take all reasonable measures to reduce the cost of any required remediation, including, without any limitation, permitting Seller to file on or prior to Closing a deed permanently restricting use of the Company's property for commercial or industrial purposes, PROVIDED that Buyer will take such reasonable measures commensurate with existing zoning with respect to adjacent property.

                (vi) The party performing the remedial or other work relating to Environmental Damages shall keep the other party regularly advised of any studies, reports, correspondence or other significant documents relating to the project, and shall, to the extent practicable, provide the other party with reasonable advance notice of any planned activities.

                (vii) If Environmental Damages are attributed to transactions or occurrences that take place before and after the Closing Date and to which both Seller and a Buyer Environmental Indemnitee have contributed, Seller's liability hereunder shall be further apportioned on a reasonable basis, taking into account, in addition to other relevant factors, the degree of contribution on the part of Seller and such Buyer Environmental Indemnitee before and after the Closing Date.



                                   ARTICLE IX

                                     TAXES

        9.1 APPORTIONMENT AND INDEMNIFICATION. (a) Seller and Buyer agree that the Company will be included in the consolidated federal income Tax return and the combined Tax return for Ohio and any other state, where permitted, in which Tax returns are filed by the Company or its parent for the period from September 30, 1997 through the Closing. Prior to the Closing, the Company shall not increase the Tax Reserves other than in the ordinary course of business.

            (b) Seller shall indemnify and hold Buyer harmless against any and all Taxes of Seller and its affiliates and the Company for any taxable year or period ending on or before the Closing, and the portion of any such Taxes for any taxable year or period beginning before and ending after the Closing that is attributable to the portion of such year or period prior to the Closing, in either case, however, only to the extent such Taxes exceed the Tax Reserves, and Seller shall be entitled to all refunds of such Taxes. In determining the Taxes attributable to any year or period prior to the Closing, the books and records of the Company will be closed as of the Closing, in accordance with Seller's past practices, and the taxable income of the Company attributable to the portion of the year or period prior to the Closing will be determined from such closed books and records.

            (c) Buyer shall indemnify and hold Seller harmless against any and all Taxes relating to the Company, or any affiliated group of which the Company becomes a member, after the Closing for any taxable year or period beginning on or after the Closing, and the portion of any such Taxes for any taxable year or period beginning before and ending after the Closing that is attributable to the portion of such year or period beginning after the Closing Date (determined in the manner parallel to that described in Section 9.1(b) above), and Buyer shall be entitled to all refunds of such Taxes.

            (d) Any payment by Seller or Buyer under this Section 9.1 will be treated for Tax purposes as an adjustment to the Purchase Price.

            (e) Whenever it is necessary for purposes of this Article IX to determine the Tax liability of a taxable entity for a taxable year or period that begins before and ends after a prescribed date, the determination shall be made by apportioning the total Tax liability in the manner described in Section 9.1(b) and (c) above, except that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a time basis.

        9.2 FILING OF TAX RETURNS.

            (a) Seller shall file or cause to be filed when due all returns in respect of Taxes of the Company for taxable years or periods ending before or on the Closing. Seller shall be responsible for the audits of such returns.

            (b) Buyer shall file or cause to be filed when due all returns in respect of Taxes of the Company for taxable years or periods ending after the Closing. Buyer shall be responsible for the audits of such returns and shall be entitled to receive from Seller reimbursement for any payment that it makes in connection with the settlement or other disposition of such proceeding, to the extent such Taxes exceed the Tax Reserves.

            (c) Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Company and the Business as is reasonably necessary for preparation of and filing of any return, for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment. Buyer and Seller shall cooperate with each other in the conduct of any audit or other proceedings involving the Company or any other entity with which they may be consolidated or combined for any Tax purposes and Buyer and Seller shall each execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 9.2; PROVIDED, that Buyer shall have the right to control the resolution of such audit or settlement of proceedings for which Buyer is to bear the cost of any resulting Tax, interest or penalties; and, PROVIDED, FURTHER, that Seller shall have the right to control the resolution of such audit or settlement of proceedings for which Seller is to bear the cost of any resulting Tax, interest or penalties.

        9.3 SECTION 338(H)(10) ELECTION.

            (a) Buyer shall be responsible for and prepare, and Buyer and Seller shall sign and deliver, timely and irrevocable elections under section 33 8(h)(
10) of the Code and, if permissible, similar elections under any applicable state and local income tax laws. Each of Seller and Buyer shall report the transaction consistent with such elections under section 33 8(h)( 10) of the Code or any similar state or local tax provision (the "Elections") and shall take no position contrary thereto unless and to the extent required to do so pursuant to a determination (as defined in section 1313(a) of the Code or any similar state or local tax provision). Seller shall pay, and indemnify the Company and Buyer for, any and all Taxes that result from any of the Elections that is properly prepared and filed; provided, however, that Seller shall not pay nor indemnify the Company or the Buyer for any Taxes resulting from, or otherwise be responsible for any consequences of, an invalid, ineffective, or untimely Election.

            (b) Each of Seller and Buyer shall execute at Closing any and all forms necessary to effectuate the Elections (including, without limitation, IRS Form 8023-A and any similar forms under applicable state and local income tax laws (the "Section 338 Forms")). Each of Seller and Buyer shall cause the
Section 338 Forms to be duly executed by an authorized person and shall duly and timely file the Section 338 Forms in accordance with applicable Tax laws and the terms of this Agreement.

            (c) Each of Seller and Buyer agrees to allocate the Aggregate Deemed Sale Price (as defined under applicable Treasury Regulations) of the assets of the Company as set forth in SCHEDULE 9.3. Each of Seller and Buyer will reflect such allocation in all applicable tax returns filed by any of them, including but not limited to the Section 338 Forms. Each of Seller and Buyer shall not take a position before any taxing authority or otherwise (including in any tax return) inconsistent with such allocation unless and to the extent required to do so pursuant to a determination (as defined in Section 1313(a) of the Code or any similar state or local law).



                                   ARTICLE X

                                  TERMINATION

        10.1 TERMINATION. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated only (a) by the mutual written consent of the parties to this Agreement, (b) by Buyer or Seller if, for any reason, the Closing has not occurred prior to April 30, 1998 or (c) by Buyer in the event that the condition set forth in Section 6.2(e) with respect to Environmental Damages would not be satisfied as of the Closing; PROVIDED that if the failure to close by such date is due to Buyer's or Seller's breach of this Agreement, such party shall not be entitled to terminate this Agreement.

        10.2 EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, other than with respect to the Buyer's obligations under Section 4.9, Seller's obligations under Section 3.24 and Buyer's and Seller's obligations under
Section 11.1, this Agreement shall thereafter become void and have no effect, and without any liability on the part of any party or its shareholders, directors or officers in respect thereof, except that nothing herein will relieve any party from liability for any breach of this Agreement.

                                   ARTICLE XI

                                 MISCELLANEOUS

        11.1 EXPENSES. Unless otherwise indicated, the parties shall bear their own respective expenses (including, but not limited to, all compensation and expenses of counsel, financial advisors, consultants, actuaries and independent accountants) incurred in connection with the preparation and execution of this Agreement and consummation of the transactions contemplated hereby.

        11.2 PUBLIC DISCLOSURE. Each of the parties hereto hereby agrees that, except as and to the extent required to comply with the requirements of applicable law, no press releases or similar public announcement or communication will be made or caused to be made concerning the execution, terms or performance of this Agreement unless specifically approved in advance by all parties. The parties shall consult with one another prior to making any press release or announcement required to be disclosed by law and shall use their reasonable efforts to reach agreement on any such press release or announcement.

        11.3 SURVIVAL. Subject to the provisions of Sections 5.2, 5.3 and 5.10 and Article VIII hereof, the representations, warranties, covenants and agreements made by the parties pursuant to this Agreement shall survive the Closing for a period of two (2) years.

        11.4 GOVERNING LAW. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with the law of, the State of Ohio without giving effect to the provisions thereof relating to conflicts of law.

        11.5 NOTICES. All notices, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon (a) delivery in person, (b) confirmation of receipt of telex or telecopier transmission, (C) confirmed delivery by a standard overnight carrier or (d) when mailed by registered or certified service, postage prepaid, return receipt requested, on the expiration of the fifth business day thereafter, addressed to the respective parties at the following addresses or such other address as shall be specified by like notice):

(a)       If to Seller:

                    HMI Industries Inc.
                    3631 Perkins Avenue
                    Cleveland, Ohio 44114
                    Telecopier No. (216) 432-0329

                    ATTENTION: Carl H. Young, General Counsel with a copy to:

                    Squire, Sanders & Dempsey L.L.P.
                    4900 Key Tower
                    127 Public Square
                    Cleveland, Ohio 44114-1304
                    Telecopier No. (216) 479-8793

                    ATTENTION: Carolyn J. Buller, Esq.

(b)       If to Buyer:

                    Rhone Capital LLC
                    1330 Avenue of the Americas
                    New York, NY 10019
                    Telecopier No. (212) 757-1718

                    ATTENTION:   David R. Ramsay
                                 Ferdinand P. Oroos
                                 M. Brett Herman
                                 Nancy Cooper

          with a copy to:

                    Howard, Darby & Levin
                    1330 Avenue of the Americas
                    New York, NY 10019
                    Telecopier No. (212) 841-1010

                    ATTENTION:   Kelly Vance, Esq.

        11.6 ASSIGNMENT. This Agreement may not be assigned, by operation of or otherwise, except that Buyer may assign its rights under this Agreement in whole or in part, as collateral security to parties providing financing to Buyer or the Company in connection with the transactions contemplated hereby and to one or more affiliates of Buyer which will take title to the Shares and will assume all obligations of Buyer hereunder; PROVIDED, HOWEVER, that in such event, Buyer will remain fully liable for the fulfillment of all such obligations, and except that this Agreement shall be binding upon any assignee, transferee or successor to all or substantially all of the business of Seller.

        11.7 SECTION HEADINGS. The section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

        11.8 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

        11.9 AMENDMENT. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        11.10 WAIVER. At any time prior to the Closing, the parties hereto may
(a) extend the time for the performance of any of the obligations or other acts of the others parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and
(C) waive compliance with any of the agreements of conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

        11.11 MISCELLANEOUS. This Agreement (including the SCHEDULES, Exhibit A, Annexes A and B and the Voting Agreement and the other documents and instruments referred to herein): (a) constitutes the entire agreement and supersedes ail prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof, including, without limitation, any transaction between or among the parties hereto, and Seller and Buyer hereby release each other from any claims which Seller and Buyer may now or hereafter have under any Environmental Law; PROVIDED, HOWEVER, that this Section 11.11 shall not release Buyer and Seller from their respective obligations under
Article VIII of this Agreement; (b) is not intended to confer upon any other persons, including, but not limited to, employees of Seller or the Company, any rights or remedies hereunder except as specifically provided in Section 5.2(b) or 5.10 or Article VIII; and (e) in case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. Seller agrees to use its best efforts to cause stockholders of Seller that together own or control a majority of Seller's outstanding common stock to execute, within two business days after the date hereof, the Stockholder Voting Agreement in the form of Exhibit B attached to this Agreement (the "Stockholder Voting Agreement"). Notwithstanding anything to the contrary set forth in this Agreement, in the event Seller fails to cause all of such stockholders to execute the Stockholder Voting Agreement within such two business day period, by notice to Seller within two business days thereafter, Buyer may terminate this Agreement and have no further obligation to Seller hereunder.

        IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the date first above written.


                                        RHONE CAPITAL LLC


                                        By: /s/ David Ramsey
                                           -----------------------------
                                        Name: David Ramsey
                                        Title:


                                        HMI INDUSTRIES INC.


                                        By: /s/ Mark A. Kirk
                                           -----------------------------
                                        Name:  Mark A. Kirk
                                        Title: President